Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports Second Quarter 2014 Financial Results

San Diego, July 31, 2014 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim® Insulin Pump, today reported its financial results for the quarter ended June 30, 2014.

In comparing the second quarter of 2014 to the same period of 2013:

•	Sales grew 86 percent to $10.3 million from $5.5 million

•	t:slim Pump shipments grew 64 percent to 2,235 pumps from 1,363 pumps

In comparing six months ended June 30, 2014 to the same period of 2013:

•	Sales grew 67 percent to $18.3 million from $11.0 million, which included $1.9 million of t:slim Pump sales recognized in the first quarter 2013 that were shipped in the fourth quarter of 2012

•	t:slim Pump shipments grew 79 percent to 3,958 pumps from 2,215 pumps

“In addition to seeing continued, increased adoption of the t:slim Pump and meaningful gross margin improvement in the second quarter, we also made significant progress with our new products in development,” said Kim Blickenstaff, President and Chief Executive Officer of Tandem Diabetes Care. “We recently submitted a PMA application to the FDA for the t:slim G4™ Insulin Pump System, which integrates our t:slim technology with the Dexcom® G4® Platinum CGM System. This is an important milestone for Tandem as we work to expand our product portfolio to meet the various needs of the diabetes community.”

For the quarter ended June 30, 2014, gross margin was 34 percent compared to 7 percent for the same period of 2013. The second quarter of 2014 benefited from improvements in the manufacturing process and increased production volumes.

For the second quarter of 2014, operating expenses totaled $21.8 million compared to $14.1 million for the same period of 2013. The increases in operating expenses are primarily associated with the expansion of commercial operations and non-cash, stock-based compensation.

Operating loss for the second quarter of 2014 was $18.3 million, compared to $13.7 million for the same period of 2013. This included non-cash, stock-based compensation of $3.5 million for the quarter ended June 30, 2014 compared to $0.5 million for the comparable period of 2013.

As of June 30, 2014, the Company had $96.3 million in cash, cash equivalents and short-term investments.

For the year ending December 31, 2014, the Company’s guidance is as follows:

•	sales are estimated to be in the range of $48.0 million to $54.0 million, and

•	operating margin is estimated to be in the range of negative 130 percent to 140 percent, which includes approximately $15.0 million to $16.0 million in non-cash, stock-based compensation expense.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time). The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days. To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code “72496087”.

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with insulin-dependent diabetes. The Company manufactures and sells the t:slim Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, and the first and only insulin pump with a high resolution, color touch screen. Tandem is based in San Diego, California.

t:slim, t:connect and Tandem Diabetes Care are registered trademarks of Tandem Diabetes Care, Inc.

Dexcom and G4 Platinum are registered trademarks of Dexcom, Inc.

Follow Tandem Diabetes Care:

Twitter @tandemdiabetes, use #tslim, #tconnect and $TNDM.

Facebook at www.facebook.com/TandemDiabetes

LinkedIn at www.linkedin.com/in/tandemdiabetes

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the Company’s projected financial results, the Company’s ability to further drive adoption of the t:slim® Insulin Pump in the insulin dependent diabetes market, the Company’s ability to manage manufacturing costs, the Company’s ability to expand its product portfolio and the Company’s ability to gain FDA approval and commercially launch the t:slim G4 Insulin Delivery System. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, successful commercialization of the Company’s products may be negatively impacted by lack of market acceptance by physicians and people with diabetes. Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; possible delays in the Company’s product development programs; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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TANDEM DIABETES CARE, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	June 30, 2014	December 31,2013
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$94,305	$129,480
Restricted cash	2,000	2,050
Accounts receivable, net	4,362	5,299
Inventory, net	11,121	10,330
Other current assets	2,635	1,830

Total current assets	114,423	148,989
Property and equipment, net	12,476	9,886
Other long term assets	3,118	3,340

Total assets	$130,017	$162,215

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense and employee-related liabilities	$9,705	$10,102
Deferred revenue	514	411
Other current liabilities	2,992	4,086

Total current liabilities	13,211	14,599
Notes payable—long-term	29,392	29,397
Other long-term liabilities	3,867	2,682
Total stockholders’ equity	83,547	115,537

Total liabilities and stockholders’ equity	$130,017	$162,215

TANDEM DIABETES CARE, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands – except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales	$10,255	$5,528	$18,320	$10,986
Cost of sales	6,806	5,122	14,005	8,540

Gross profit	3,449	406	4,315	2,446
Operating expenses:
Selling, general and administrative	18,069	11,324	36,109	18,208
Research and development	3,698	2,759	7,362	5,081

Total operating expenses	21,767	14,083	43,471	23,289

Operating loss	(18,318)	(13,677)	(39,156)	(20,843)
Other expense, net
Other expense, net	(879)	(1,171)	(2,003)	(2,337)
Change in fair value of stock warrants	—	(453)	—	(3,284)

Total other expense, net	(879)	(1,624)	(2,003)	(5,621)

Net loss	$(19,197)	$(15,301)	$(41,159)	$(26,464)

Net loss per share, basic and diluted	$(0.83)	$(72.50)	$(1.79)	$(75.42)

Weighted average shares used to compute basic and diluted net loss per share	23,098	211	23,017	351

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com